Aston Funds

EXHIBIT TO ITEM 77C


At a Special Meeting of Shareholders of ASTON Small Cap
Fund (formerly, ASTON/Veredus Small Cap Growth Fund) (the
"Fund") held on April 16, 2013 shareholders of the Fund voted to approve an agreement and plan of reorganization
(and the related transactions) providing for (i) the transfer of all the assets of the Fund to ASTON/LMCG
Small Cap Growth Fund (formerly, ASTON Small Cap Growth
Fund) (the "LMCG Small Cap Growth Fund") in exchange solely for shares of beneficial interest of the LMCG
Small Cap Growth Fund and the assumption by the LMCG
Small Cap Growth Fund of all the liabilities of the Fund;
and (ii) the distribution by the Fund of all the shares of each class of the LMCG Small Cap Growth Fund received by the Fund to the holders of shares of the corresponding class of the Fund in complete liquidation and termination of the Fund.

The results of the voting are as follows:

ASTON Small Cap Fund         For         Against     Abstain

Shares Voted             800,546.220   28,635.759   38,341.525